SIXTH AMENDMENT

TO

INVESTMENT MANAGEMENT AGREEMENT II

This sixth amendment (the “Amendment”) to the Investment Management Agreement II is made as of the 12th day of November, 2021 by and between AQR Funds (“Trust”), on behalf of each Fund listed on Exhibit A, and AQR Capital Management, LLC (“AQR”).

WHEREAS, the parties hereto entered into an Investment Management Agreement II dated and effective as of November 13, 2015, as amended (the “Agreement”); and

WHEREAS, the parties hereto wish to amend Exhibit A of the Agreement in order to add the AQR Sustainable Long-Short Equity Net Zero Carbon Fund.

NOW, THEREFORE, for good and adequate consideration, the receipt of which is hereby acknowledged, Trust and AQR agree as follows:

1.	AMENDMENT OF EXHIBIT A. Exhibit A of the Agreement is hereby amended by deleting it in its entirety and replacing it with the Exhibit A attached hereto.

2.	Except as modified hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

AQR FUNDS		AQR CAPITAL MANAGEMENT, LLC

By:	/s/ John Hadermayer	By:	/s/ Nicole DonVito
Name: John Hadermayer		Name: Nicole DonVito
Title: Secretary		Title: Managing Director, Head of Registered Products

EXHIBIT A

(Amended as of November 12, 2021)

Name of Series	Commencement Date	Advisory Fee Each fee will be based on the average daily net assets of the Fund managed by the Adviser, and calculated as described in Section 7 of the Agreement.
AQR Style Premia Alternative II Fund	[ ]	1.15%
AQR Alternative Risk Premia Fund	September 19, 2017	1.20%
AQR Core Plus Bond Fund	April 5, 2018	0.32%
AQR High Yield Bond Fund	[ ]	0.55%
AQR Diversifying Strategies Fund	June 8, 2020	0.00%
AQR Sustainable Long-Short Equity Net Zero Carbon Fund	[ ], 2021	1.10%